Exhibit 4.1

NUMBER [ ]-________	UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	Aura FAT Projects Acquisition Corp.

CUSIP [       ]

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE WARRANT

THIS CERTIFIES THAT ______________________________________________________________________________________________

is the owner of _________________________________________________________________________________________________ Units.

Each Unit (“Unit”) consists of one share of Class A common stock, with a par value $0.0001 per share (“Class A Common Stock”), of Aura FAT Projects Acquisition Corp., a Cayman Islands exempt company (the “Company”), and one redeemable warrant (“Warrant”). Each redeemable Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per full share (subject to adjustment), upon the later to occur of (i) the date upon which the Company completes a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”) or (ii) one year from the effective date of the Company’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on [          ], 2022, as amended. The shares of Class A Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to the fifty-second (52nd) day after the date of the prospectus relating to the Company’s initial public offering, unless EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) determines that an earlier date is acceptable, but in no event will the shares of Class A Common Stock and Warrants be traded separately until the Company files with the SEC a current report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds from its initial public offering including the proceeds received by the Company from the exercise of the over-allotment option thereto, if the over-allotment option is exercised. If the over-allotment option is exercised after the date of the prospectus, we will file an amendment to the Form 8-K or a new Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in the Form 8-K, or amendment thereto, or in a subsequent Form 8-K, information indicating if the underwriters has allowed separate trading of the shares of Class A Common Stock and Warrants prior to the 52nd day after the date of the prospectus.

The terms of the Warrants are governed by a Warrant Agreement, dated as of [          ] 2022, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

This Unit Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

[Seal]

By
	Chairman	Chief Financial Officer

Aura FAT Projects Acquisition Corp.

The Company will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—		Custodian
					(Cust)		(Minor)
TEN ENT	—	as tenants by the entireties
under Uniform Gifts to Minors Act
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional Abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE(S)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company will full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

In each case, as more fully described in the Company’s final prospectus for its initial public offering dated __________, 2022, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in the Company’s initial public offering and liquidates because it does not consummate the Business Combination by the date set forth in the Company’s amended and restated memorandum and articles of association, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the Ordinary Shares if it does not consummate the Business Combination by the date set forth in the Company’s amended and restated memorandum and articles of association or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and the holder(s) of this certificate elects to have the Ordinary Shares held by him, her or it redeemed pursuant to that offer, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.